Exhibit 10.17

All customers who collect any money from your employees are required to obtain a receipt voucher with our financial stamp. Customer Service Hotline :[ ]

No: [ ]

Housing rental contracts

Lessor (hereinafter referred to as Party A): Zhou Jing ID: [ ]

Address: [ ],

Contact number: [ ]

Lessee (hereinafter referred to as Party B): Xin Yuchang ID : [ ]

Address: [ ]

Contact number: [ ]

Intermediary Party (hereinafter referred to as Party C): Chengdu Datang Gold Field Real Estate Brokerage Co., Ltd.

A, B and C shall, on an equal and voluntary basis, enter into this contract for the purpose of clarifying the rights and obligations of the three parties, in accordance with the provisions of the I and State Contract Law of the People's Republic of China and the relevant laws and regulations.

Article 1 Party A guarantees that the leased premises are in accordance with the employment order of the State Housing Authority.

Article 2 The location, area, decoration and facilities of the house

1.     The house leased by Party A to Party B is located at No .505, Building 1, Building 3,30 Guanghua West Road, Qingyang;

2.     The building area of rental housing is 84.19 square meters.

3.     Details of the decoration, facilities and i of the building are attached to the contract. The attachment shall be the basis for Party A's acceptance when Party A agrees to deliver the premises to Party B for use and when Party B returns the premises at the end of the lease period of this contract.

All customers who collect any money from your employees are required to obtain a receipt voucher with our financial stamp. Customer Service Hotline :4006 523 868

Article 3 Documents to be provided by Party A

Housing title certificate (or valid certificate with lease right), identity certificate (business license) and other documents, Party B shall provide identification documents. A copy may be deposited with Party C after verification. All copies are for this lease only.

4.     Party A (Zhou Jing. Zhongguo husband and wife jointly share) file custody number (or real estate m number / contract record number) is :[ ]. Name of the owner of the house: Zhou Jing. Wang Zhongguo House (Property Rights Certificate)

Article 4 Time limit and purpose of lease

1.     The house is leased for a total of 12 months. from 2019.11.10 to 2020.11.9.

2.     Party B agrees to Party A to lease the premises for residential use only. The number of residents shall be three and shall not exceed the number of natives at most.

3.     If the lease is for residential purposes, Party A shall, within seven days from the date of conclusion of this contract with Party B, go to the place where the house is located for rental formalities. Party B shall inform Party A of the situation of the resident personnel in the house where many people live. Party A shall establish a personnel register and submit it to the relevant department in accordance with the regulations.

4.     Party A and Party B shall, in accordance with the Measures for the Administration of Housing Leasing in Chengdu City, go through the formalities of registration and filing of housing lease with the local real estate administration department within 30 working days after the signing of this contract.

5.     At the end of the lease period, Party A shall have the right to return the leased premises, and Party B shall return the premises in accordance with the original condition of the premises or the changes made with the consent of Party A and its accessories, facilities and equipment as scheduled, and shall settle the respective expenses to be settled.

Article 5 Rent and Deposit

1.     A monthly rent of ¥2800 The total o rent is $¥33600.

2.     If the rent is paid once every 3 months, the first rent paid by Party B to Party A shall be RMB ¥8400 within 3 days of signing this conotract. The second and following rents shall be paid 15 days prior to 3 months period.

3.     At the time of signing this contract, Party B shall deliver to Party A a deposit of ¥RMB2800. After the expiration of the lease, the deposit (without interest) shall be returned to Party B within the same day after the house and its accessories, facilities and equipment are checked and the expenses of water, electricity, gas, net and property management are settled.

4.     Housing rental payments are as follows : 2_

(1)   Cash

(2)   Bank Transfer: Account Name: Jing Zhou

Account number :[ ]

Bank: CCB Sichuan Branch

5.     Party A shall provide Party B with valid receipt documents after receiving payment.

6.     based on the intermediary service provided by the broker, Party A agrees to pay the broker a commission ¥RMB1(in capital case) and Party B agrees to pay the broker a commission ¥RMB2240. The above commission shall be paid at the time of signing this contract.

7.     Note: All relevant payments to be collected by Party C, please transfer to the designated account of Party C and exchange the corresponding financial notes. Party C forbids the salesman and the store manager to charge the customer any fee, any payment to the business person or the store manager has the legal risk, if the customer insists on doing so, the personal behavior has nothing to do with the party C, the consequences are at the customer's own expense.

(Tel :[ ])

Article 6 Related expenses and taxes during the lease period

1.     Expenses to be borne by Party A:

During the lease period, the property right tax of the house and land shall be paid by Party A according to law. If the relevant government departments collect the expenses not listed in this contract but related to the house, it shall be borne by Party A.

2.     Party B pays the following expenses:

(1)    Party B shall pay its own expenses (including water, electricity, gas, net, property management fee, etc.) on time. Party B shall also bear the taxes and charges arising from the lease of the premises.

(2)    Party A shall not privately increase the expenses not expressly paid by Party B in this contract.

Article 7 Housing repair and use

1.     During the lease term, Party A shall guarantee the safe use of the leased premises. Party A shall be responsible for the maintenance of the building and its facilities except as agreed by both parties in this contract and the additional terms (except for improper use by Party B). Party A proposes to carry out maintenance shall notify Party B in writing in advance, and Party B shall actively assist and cooperate. After Party B proposes maintenance request to Party A, Party A shall provide maintenance service in time. Party A does not have the obligation to repair the decoration part of Party B.

2.     Party B shall legally use its leased premises and its ancillary facilities. If the house and facilities are damaged due to improper use, Party B shall immediately be responsible for the repair or economic compensation. If Party B changes the internal structure of the building, decoration or installation of equipment that has an impact on the structure of the building, the design scale, scope, technology, materials and other plans must obtain prior written approval of Party A before construction. Otherwise the lease expires or Party A shall have the right to choose one of the following rights unless otherwise agreed by the two parties:

(1)    The house decoration is owned by Party A.

(2)    require Party B to restore the original state.

(3)    charge Party B for the expenses actually incurred in the restoration project.

Article 8 Transfer and sublease of houses

1.     During the lease period, unless otherwise agreed by both parties, Party B shall obtain the prior written consent of Party A before subletting part or all of the premises to others during the lease term, and shall be liable to Party A for the actions of the sub-lessee.

2.     If Party A sells the house, Party A shall notify Party B in writing L months before.

Article 9 Contract transformation, resolution, division and termination

1.     This contract may be changed or terminated by mutual agreement.

2.     If Party A has one of the following practices, Party B shall have the right to terminate the Contract:

(1)   Failure to provide a house or the provision of a house does not meet agreed requirements and seriously affects residence.

(2)   If Party A fails to fulfill its obligation to repair the house, strict control shall affect the residence.

3.     If Party B has one of the following practices during the lease period, Party A shall have the right to cancel the contract and return the leased premises;

(1)   Without the written approval of Party A, sublet and lease the premises.

(2)   Without the written approval of Party A, demolition and alteration of the housing structure.

(3)   Damage to the rental housing, within the legal time limit proposed by Party A has not been repaired.

(4)   Without the written approval of Party A, change the rental purposes agreed upon in this contract.

(5)   The use of rental housing for the storage of dangerous goods or illegal activities.

(6)   The overdue payment of the expenses due/paid by Party B has caused serious damage tot he Party A.

(7)    Delaying the rent for more than L months.

4.     If Party B wants to continue the lease before the expiration of the lease, Party B shall notify Party A in writing L months before the expiration of the lease. If Party A still wants to rent out after the expiration of the lease period, Party B shall enjoy the priority of lease right under the same requirements.

5.     The lease expires the contract naturally.

6.     If the contract cannot be performed due to force majeure, the contract shall be terminated.

Article 10 Acceptance of Housing Delivery and Return

1.     Party A shall guarantee the normal use of the leased premises and T • ancillary facilities and equipment.

2.     Acceptance of the two parties-joint participation, such as decoration, utensils and other hardware facilities, equipment objections should be proposed on the spot. If it is difficult to detect and judge on the spot, it shall be claimed to the other party within days B.

3.     Party B shall return the leased premises and ancillary facilities and equipment to Party A after the lease expires.

4.     Party B shall keep the premises, facilities and equipment in good condition and shall not retain articles or affect the normal use of the premises. Party A shall have the right to dispose of the articles retained without approval.

Article 11 Limitation on the disposition of Party A's duty for breach of contract

1.     If Party A terminates the contract because it is unable to provide the premises agreed in this contract, Party B shall pay a penalty of 1% of the total rent of this contract for Party B. Party A shall not only pay the liquidated damages as agreed, but also compensate for the losses beyond the liquidated damages.

2.     If Party B requests Party A to continue to perform the contract, Party A shall pay Party B L times the daily rent for each day overdue. Party A shall also bear the losses caused by overdue delivery to Party B.

3.     Party A shall pay Party B the expenses or offset the rent due to Party A's failure to perform the maintenance obligation or emergency, but Party B shall provide the valid certificate.

4.     If Party A violates this contract and reclaims the house in advance, it shall pay Party B a penalty for breach of contract in accordance with 8% of the total rent of the contract. If the liquidated damages paid are not enough to make up for Party B's losses, Party A shall also bear the duty of compensation.

5.     Party A shall compensate Party B for the loss if this contract is invalid due to defects in the ownership of the house or illegal rental of the house.

Article 12. Party B's duty for breach of contract

1.     the lease period, if Party B has one of the following practices, Party A shall have the right to terminate the contract and recover the house, and Party B shall pay Party A a penalty for breach of contract in accordance with 1% of the total rent of the contract. If the liquidated damages are not enough to make up for the losses of Party A, Party B shall also be responsible for the compensation until the total losses are made up.

(1)   sublease or lend the premises to others without Party A's written approval;

(2)   Without the written approval of Party A, demolish and alter the structure or damage the house;

(3)   changing the lease purposes specified in this contract or using the premises for illegal activities;

(4)   For more than X months.

2.     During the lease term, Party B shall pay the overdue fee due to Party B, and Party A shall pay the late fee according to the QJ%% of the total amount of the related expenses for each overdue day.

3.     During the lease term, if Party B withdraws the lease without Party A's approval, Party B shall pay liquidated damages to Party A at the amount of 8% of the annual rent of the contract. Party B shall also bear the duty of compensation if the contract payment is sufficient to compensate for the loss of China

4.     If Party B is late to pay rent, each day overdue, Party B shall pay the late fee by L times.

5.     Upon the expiration of the lease, Party B shall deliver the premises as scheduled. If Party B is late, Party B shall pay Party A L times the original daily rent for each day overdue, and Party B shall also bear the loss caused by the late delivery to Party A.

6.     Party B shall be responsible for the safety of the house during the lease period. In addition to the irresistible factors caused by the earthquake, other kinds of electrical equipment, housing facilities and equipment caused by water, electricity, fire and natural gas, as well as all kinds of property losses and personal safety caused by Party B's own reasons, Party B shall bear the compensation for economic losses and shall bear the corresponding legal liability!

Article 13 Exemptions

1.     This contract cannot be continued or caused by force majeure. A and B do not bear responsibilities.

2.     If a leased house is demolished or renovated because of the need of the state policy, the party A and Party B shall not be held responsible.

3.     If the contract is terminated because of the above reasons, the rent shall be measured according to the actual time of use, and the amount i ten shall be less than the whole month.

4.     Force majeure means an objective situation which cannot be foreseen, avoided or overcome,

Article 14 The matters not covered in this contract may be added to the contract after consultation between Party A and Party B. the addition clause and the attachment are all part of this contract and have the same legal effect as this contract.

Article 15. Dispute settlement

Disputes arising under this contract shall be settled by the parties of the two offices through consultation or application for mediation. If the dispute cannot be settled by negotiation or mediation, the dispute shall be settled in the following magic mode (only one of the following two ways can be chosen):

1.     submitted to the Arbitration Commission for arbitration.

2.     bring a lawsuit to a people's court with jurisdiction according to law.

Article 16. Other agreed disputes

1.     Housing rental includes a negative 2nd floor 1272 standard parking space. The parking space management fee shall be paid by Party B

2.     If Party B asks for the invoice tax order, Party B shall take H action.

3.     Housing rental contract signed by Party B Chengdu. Even trade limited legal person Xin Zhanchang. Agent Xin Yulu

4.     [ ]

Article 17 This contract shall be effective after both parties sign (seal).

Article 18 This contract and its annex shall be in triplicate and each party shall hold one copy. have the same legal effect.

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